Exhibit 5.1

February 5, 2025

Conduit Pharmaceuticals Inc.

4581 Tamiami Trail North, Suite 200

Naples, FL 34103

Ladies and Gentlemen:

We have acted as counsel for Conduit Pharmaceuticals Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-3 (the “Registration Statement”), including a related preliminary prospectus filed with the Registration Statement (the “Prospectus”), with the U.S. Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), covering the offer and sale by the selling stockholders identified therein of up to 5,898,705 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) of which consists of (i) 5,800,000 Shares that may be issued, assuming the minimum conversion price, upon the conversion of the A.G.P. November 2024 convertible promissory note (the “Convertible Note”); (ii) 28,625 Shares underlying warrants issued to A.G.P. on October 29, 2024 (the “A.G.P. Warrants”) pursuant to that certain Bridge Loan Agreement dated October 29, 2024 (the “A.G.P. Bridge Agreement”), entered into between the Company and A.G.P/Alliance Global Partners; (iii) 22,727 Shares issued pursuant to the Services Agreement (the “Sarborg Services Agreement”) entered into on December 12, 2024 by and between SARBORG Limited and the Company; (iv) 8,161 Shares issued pursuant to a Consulting Agreement entered into by and between the Company and Jack Heilbron on November 8, 2022 (the “Heilbron Consulting Agreement”); (v) ) 27,812 Shares issued in satisfaction of obligations the Company incurred under the Loan Extension Amendment entered into on September 20, 2024 (the “Isayan Loan Amendment”) by and between the Company and Vrezh Isayan and Sharon Lee Isayan (the “Isayan Payees”) of which amended the Convertible Promissory Note entered into on March 20, 2023 by and between the Company and the Isayan Payees (the “Isayan Convertible Promissory Note” and together with the Isayan Loan Amendment, the “Isayan Loan Agreements”); (vi) 5,690 Shares issued in satisfaction of obligations the Company incurred under the Loan Agreement dated May 1, 2022 entered into by and between Anthony Reeves and the Conduit Pharmaceuticals Limited (“Conduit Limited”) a subsidiary of the Company (the “Reeves Loan Agreement”) of which was amended by the Loan Variation Agreement entered into by and between Anthony Reeves and the Company on October 9, 2024 (the “Loan Variation Agreement”, and together with the Reeves Loan Agreement, the “Reeves Loan Agreements”); and (vii) 5,690 Shares issued in satisfaction of obligations the Company incurred under the Loan Agreement dated May 1, 2022 entered into by and between Jerry Bereika and the Conduit Limited (the “Bereika Loan Agreement”) of which was amended by the Loan Variation Agreement entered into by and between Jerry Bereika and the Company on October 9, 2024 (the “Loan Variation Agreement”, and together with the Bereika Loan Agreement, the “Bereika Loan Agreements”).

In connection with this opinion letter, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Company’s Certificate of Incorporation as amended and/or restated to date and as currently in effect (the “Certificate of Incorporation”), (ii) the Company’s Bylaws as amended and/or restated to date and as currently in effect (the “Bylaws”), (iii) the Registration Statement and the Prospectus, (iv) the Convertible Note, A.G.P. Warrants, A.G.P. Bridge Agreement, Sarborg Services Agreement, Heilbron Consulting Agreement, Isayan Loan Agreements, Reeves Loan Agreements, and the Bereika Loan Agreements, and (v) such corporate records, agreements, documents, and other instruments, and such certificates or comparable documents of public officials or of officers and representatives of the Company, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, the authenticity of the originals of such latter documents, that all parties (other than the Company) had the requisite power and authority (corporate or otherwise) to execute, deliver, and perform such agreements or instruments, that all such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties, and that such agreements or instruments are valid, binding, and enforceable obligations of such parties. As to certain questions of fact material to this opinion letter, we have relied upon certificates or comparable documents of officers and representatives of the Company and have not sought to independently verify such facts.

Based on the foregoing, and subject to the assumptions, limitations and qualifications stated herein, we are of the opinion that the Shares, when issued upon the conversion of the Convertible Note, when issued upon the exercise of the A.G.P. Warrants, and when issued upon the issuance of shares pursuant to the Sarborg Services Agreement, Heilbron Consulting Agreement, Isayan Loan Agreements, Reeves Loan Agreements, and Bereika Loan Agreements, in the circumstances contemplated by the Registration Statement and the Convertible Note, A.G.P. Warrants, the A.G.P. Bridge Agreement, Sarborg Services Agreement, Heilbron Consulting Agreement, Isayan Loan Agreements, Reeves Loan Agreements, and the Bereika Loan Agreements, will be validly issued, fully paid, and non-assessable.

In rendering the foregoing opinion, we have assumed that, (i) before the Shares are issued, the Company will not issue shares of common stock or reduce the total number of shares of common stock that the Company is authorized to issue under its then-effective Certificate of Incorporation such that the number of unissued shares of common stock authorized under the Certificate of Incorporation is less than the aggregate number of Shares; (ii) the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL, and (iii) upon the issuance of any of the Shares, the total number of shares of common stock issued and outstanding will not exceed the total number of shares of common stock that the Company is then authorized to issue under its Certificate of Incorporation.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware (including reported judicial decisions interpreting the General Corporation Law of the State of Delaware) (the “DGCL”) and we express no opinion as to the effect on the matters covered by this opinion letter of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Thompson Hine LLP

Thompson Hine LLP